UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 24, 2018

Date of Report (Date of earliest event reported)

Viad Corp

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, Arizona	85004-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 24, 2018, Viad Corp (the “Company”) entered into a $450 million Second Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders named in the agreement (collectively, the “Lenders”). The Credit Agreement amends and replaces in its entirety the Company’s $300 million Amended and Restated Credit Agreement dated as of December 22, 2014, as amended (the “2014 Credit Agreement”), which consisted of a $175 million revolving credit facility and a $125 million term loan.

The Credit Agreement provides for a $450 million revolving credit facility (the “Revolving Credit Facility”), with a maturity date of October 24, 2023.  Proceeds from the loans made under the Credit Agreement were used to refinance our outstanding debt under the 2014 Credit Agreement and will provide us with additional funds for our operations, growth initiatives, acquisitions, and other general corporate purposes.  Under the Credit Agreement, the Revolving Credit Facility may be increased up to an additional $250 million if certain requirements are satisfied.

The Credit Agreement contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable), including, but not limited to: material incorrectness of a representation or warranty when made; nonpayment of principal or interest when due; breach of covenants or other terms; acceleration or payment default on other material indebtedness; unsatisfied ERISA obligations beyond specified thresholds; multiemployer plan withdrawal liability obligations beyond specified thresholds; unstayed material judgment beyond specified periods; change of control of the Company; and invalidation of any guaranty or collateral document under the Credit Agreement. If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans under the Credit Agreement may be accelerated and the Lenders’ commitments may be terminated. The occurrence of a bankruptcy or insolvency event of default will result in the automatic termination of commitments and acceleration of outstanding loans under the Credit Agreement. The restrictive covenants in the Credit Agreement are generally either the same or less restrictive than under the 2014 Credit Agreement.

Other than in respect of the Credit Agreement, neither we, nor our affiliates have any material relationships with the Lenders, except for JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and BMO Harris Bank, N.A., with which we have commercial banking relationships.

The foregoing description is qualified by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.

On October 25, 2018, we issued a press release announcing our earnings for the third quarter ended September 30, 2018. A copy of the earnings press release is furnished as Exhibit 99.1 to this current report.

This press release, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and it will not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

(a) The disclosure required hereunder is provided under Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1 – $450,000,000 Amended and Restated Credit Agreement, dated as of October 24, 2018, by and among Viad Corp, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

99.1 – Viad Corp Press Release dated October 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp
(Registrant)

October 25, 2018	By:	/s/ Leslie S. Striedel
Leslie S. Striedel
Chief Accounting Officer